Exhibit 15

               Letter in Lieu of Consent of Deloitte & Touche LLP
                   Re Unaudited Interim Financial Information


September 19, 1997


Orion Capital Corporation
9 Farm Springs Road
Farmington, Connecticut  06032

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Orion Capital Corporation and subsidiaries for the periods ended March 31, 1997 and 1996 and June 30, 1997 and 1996, as indicated in our reports dated April 23, 1997 and July 23, 1997, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997, are being incorporated by reference in this Registration Statement on Form S-4.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration
Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

Hartford, Connecticut